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                                                                    Exhibit 11.1

                        IRIDIUM WORLD COMMUNICATIONS LTD.

                  COMPUTATION OF LOSS PER CLASS A COMMON SHARES
                        (In Thousands Except Share Data)

                                                                              TWELVE MONTHS ENDED DECEMBER 31,
                                                                          ------------------------------------------
                                                                                  1997                  1998
                                                                          --------------------   -------------------
NET LOSS APPLICABLE TO CLASS A COMMON SHARES:
Net loss                                                                               18,834               107,639
Incremental equity loss pick-up upon assumed exercise of
    options, warrants and conversion of Class B Common Shares                           1,531                13,615
                                                                          --------------------   -------------------
Net loss applicable to Class A Common shares                              $            20,365    $          121,254
                                                                          ====================   ===================

AVERAGE NUMBER OF CLASS A SHARES:
Average number of Class A Common shares outstanding                                 6,739,726            12,083,261
Diluted adjustments (2):
     Assumed exercise of options, warrants
     and conversion of Class B Common Shares                                          733,972             1,699,663
                                                                          --------------------   -------------------
Average number of Class A Common shares assumed to be
     outstanding, assuming dilution                                                 7,473,698            13,782,924
                                                                          ====================   ===================

NET LOSS PER CLASS A COMMON SHARE:


Basic (1)                                                                    $           2.79      $           8.91
Diluted (2)                                                                  $           2.72      $           8.80
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(1)    The assumed exercise of options and warrants in periods of net loss are anti-dilutive and are not included in the computation and presentation of loss per Class A Common share.

(2) The assumed exercise of options and warrants are anti-dilutive but are included in the calculation of diluted loss per Class A Common share in accordance with Regulation S-K, Item 601 (a) (11).

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